Exhibit 99.1

Poseida Therapeutics Appoints Rafael G. Amado, M.D.,

to Board of Directors

SAN DIEGO, April 13, 2023 — Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage cell and gene therapy company advancing a new class of treatments for patients with cancer and rare diseases, today announced the appointment of Rafael G. Amado, M.D., to its Board of Directors, effective today.

“I am thrilled to welcome Rafael to the Board of Directors of Poseida. His deep expertise and experience in oncology, immunotherapy and both allogeneic CAR-T and TCR-T adoptive cell therapy for the treatment of cancers make him an ideal addition to complement the strengths of our Board,” said Mark Gergen, Chief Executive Officer of Poseida. “With his strong track record in both pharma and biotech leadership he is positioned to provide strategic insight as we continue pursuing our mission to redefine cell and gene therapies in cancer, genetic diseases and beyond.”

“I am honored to join the Board at Poseida, as it advances a new class of cell and gene therapies with tremendous promise,” said Dr. Amado. “I believe the Company’s genetic engineering technologies have the potential to reshape the landscape of off-the-shelf cell therapies and offer new treatment options for patients fighting cancer. I look forward to working closely with Poseida as the Company continues to develop its exciting pipeline in oncology and rare genetic diseases.”

Dr. Amado currently serves as President, Head of Global Oncology Research and Development at Zai Lab, a public biopharmaceutical company. Prior to Zai Lab, Dr. Amado served as Executive Vice President, Head of Research and Development and Chief Medical Officer from September 2019 to December 2022 at Allogene Therapeutics, Inc. and President of Research and Development from August 2018 to August 2019 and Chief Medical Officer from March 2015 to August 2018 at Adaptimmune, LLC. Prior to Adaptimmune, Dr. Amado held various roles of increasing responsibility at GlaxoSmithKline, most recently as Senior Vice President and Global Head of Oncology Research and Development, and at Amgen Inc., where he was last Executive Director of Clinical Research and Global Development in Therapeutic Oncology. Prior to joining Amgen, he held academic roles at the University of California, Los Angeles (UCLA) in the Department of Medicine, Division of Hematology / Oncology. Dr. Amado received an M.D. from the University of Seville School of Medicine in Seville, Spain and completed his internship and residency in Internal Medicine at the Michael Reese Hospital and Medical Center and a fellowship in Hematology / Oncology at UCLA.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company advancing differentiated cell and gene therapies with the capacity to cure certain cancers and rare diseases. The Company’s pipeline includes allogeneic CAR-T cell therapy product candidates for both solid and liquid tumors as well as in vivo gene therapy product candidates that address patient populations with high unmet medical need. The Company’s approach to cell and gene therapies is based on its proprietary genetic editing platforms, including its non-viral piggyBac® DNA Delivery System, Cas-CLOVER™ Site-Specific Gene Editing System and nanoparticle and hybrid gene delivery technologies. The Company has formed global strategic collaborations with Roche and Takeda to unlock the promise of cell and gene therapies for patients. Learn more at www.poseida.com and connect with Poseida on Twitter and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, expected plans with respect to the potential capabilities and benefits of the Company’s technology platforms and product candidates; the Company’s plans and strategy with respect to developing its technologies and product candidates; the quotes from Mr. Gergen and Dr. Amado and future contributions of the Company’s scientists, partners and collaborators, including members of the Company’s board of directors. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the Company’s reliance on third parties for various aspects of its business; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; the Company’s ability to retain key scientific or management personnel; the fact that the Company will have limited control over the efforts and resources that its strategic partners devote to advancing development programs under their respective collaboration agreements and the ability of its strategic partners to early terminate the collaborations, such that the Company may not receive the potential fees and payments under the collaboration agreements or fully realize the benefits of such collaborations; and the other risks described in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

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Investor Contact:	Media Contact:

Alex Lobo	Sarah Thailing
Stern Investor Relations	Senior Director, Corporate Communications and IR
IR@poseida.com	Poseida Therapeutics, Inc.
PR@poseida.com